Exhibit 10.1

AMENDMENT NO. 1 EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement, (this “Amendment”) is made and entered into as of the 8th day of October 2021, by and between ORBSAT CORP, a Nevada corporation (the “Corporation”), and Paul R. Thomson (the “Employee”).

RECITALS

WHEREAS, the Corporation and Employee entered into an employment agreement dated August 24, 2021 (“Employment Agreement”); and

WHEREAS, the Corporation and Employee desire to enter into this Amendment No. 1 to modify certain terms of the Employment Agreement as more fully set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

(a) Amendment. With effect commencing on October 9, 2021, the first sentence of Section 2 of the Employment Agreement is hereby amended to read as follows:

“The Employee shall serve as Executive Vice President and Chief Financial Officer of the Corporation, with such duties, responsibilities, and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by the Board of Directors (the “Board”) of the Corporation. During the Term (as defined in Section 3), the Employee shall devote all of his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the Board.”

(b) Entire Agreement. Except as specifically modified by this Amendment, the Employment Agreement remains in full force and effect. The Employment Agreement, as amended by this Amendment, contains the entire agreement between the Corporation and Employee with respect to Employee’s employment, and supersedes any and all previous agreements, written or oral, between the parties relating to the relevant matter.

IN WITNESS WHEREOF, the parties hereto have executed, this Amendment as of the date first written above.

ORBSAT CORP

By:	/s/ Charles M. Fernandez
Name:	Charles M. Fernandez
Title:	Chief Executive Officer

EMPLOYEE:

/s/ Paul R. Thomson
Paul R. Thomson